                                                                       Exhibit 5

                          LONG ALDRIDGE & NORMAN LLP
                                  SUITE 5300
                          303 PEACHTREE STREET, N.E.
                            ATLANTA, GEORGIA 30308



                                  May 5, 1998



Pediatric Services of America, Inc.
310 Technology Parkway
Norcross, Georgia 30092

     Re:  Pediatric Services of America, Inc.
          Registration Statement on Form S-4

Ladies and Gentlemen:

     We have acted as counsel to Pediatric Services of America, Inc., a Delaware corporation (the "Company"), in connection with the preparation of a Registration Statement on Form S-4 (the "Registration Statement") and the filing thereof with the Securities and Exchange Commission (the "Commission") for the purpose of registering under the Securities Act of 1933, as amended, (i) $75,000,000 aggregate principal amount of the Company's 10% Senior Subordinated Notes due 2008, Series A (the "Exchange Notes") and (ii) the guarantees thereof (the "Guarantees"). The Exchange Notes are to be issued in exchange (the "Exchange Offer") for a like principal amount of the Company's outstanding 10% Senior Subordinated Notes due 2008 (the "Original Notes").

     In rendering our Opinions (as defined below), we have examined such agreements, documents, instruments and records as we deemed necessary or appropriate under the circumstances for us to express our Opinions hereinafter set forth, including: (i) the Certificate or Articles of Incorporation and Bylaws of the Company and the Guaranteeing Subsidiaries, in each case as amended through the date hereof; (ii) the Registration Statement; (iii) the Indenture, dated as of April 16, 1998, by and between the Company, the Guaranteeing Subsidiaries named therein and SunTrust Bank, Atlanta, as Trustee (the "Indenture"); (iv) the Registration Rights Agreement, dated as of April 16, 1998 (the "Registration Rights Agreement"), among the Company, the Guaranteeing Subsidiaries and Smith Barney Inc., BT Alex. Brown Incorporated, and The Robinson-Humphrey Company, LLC, as representatives of the several Initial Purchasers; and (v) the form of Subsidiary Guarantees (the "Guarantees") executed by the Guaranteeing Subsidiaries. In making all of our examinations, we assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to the original documents of all documents submitted to us as copies and the authenticity of the originals of such latter documents, and the due execution and delivery of all documents by any persons or entities where due
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Pediatric Services of America, Inc.
May 5, 1998
Page 2

execution and delivery by such persons or entities is a prerequisite to the effectiveness of such documents.

     As to various factual matters that are material to our Opinions, we have relied upon the factual statements set forth in a certificate of officers of the Company and certificates of various public officials. We have not independently verified or investigated, nor do we assume any responsibility for, the factual accuracy or completeness of such factual statements.

     Members of this firm are admitted to the Bar of the State of Georgia and are duly qualified to practice law in that state. We do not herein express any opinion concerning any matter respecting or affected by any laws other than the laws of the State of Georgia and the Delaware General Corporation Laws that are now in effect and that, in the exercise of reasonable professional judgment, are normally considered in transactions such as those contemplated by the issuance of the Exchange Notes. As to matters of New York law relating to our Opinions in numbered paragraphs (1) and (2) below, we have relied solely upon the opinions of Dewey Ballantine LLP set forth in the opinion letter dated the date hereof delivered by such firm to us. The Opinions hereinafter set forth are based upon pertinent laws and facts in existence as of the date hereof, and we expressly disclaim any obligation to advise you of changes to such pertinent laws or facts that hereafter may come to our attention.

     The only opinions rendered by this firm are in numbered paragraphs (1), (2) and (3) below (our "Opinions"), and no other opinion is implied or to be inferred. Additionally, our Opinions are based upon and subject to the qualifications, limitations and exceptions set forth in this letter.

     Based upon and subject to the foregoing, we are of the Opinion that:

     (1) The Exchange Notes, when authenticated, issued and delivered in exchange for a like principal amount of the Original Notes as set forth in the Registration Statement and in accordance with the provisions of the Indenture, will be legally issued, fully paid and nonassessable and will constitute binding obligations of the Company, enforceable against the Company in accordance with the terms of the Indenture, subject to the qualification that (a) the enforceability of the Company's and the Guaranteeing Subsidiaries, respective obligations thereunder may be limited by bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium, and other laws relating to or affecting rights and remedies of creditors and by general equitable principles (whether considered in a proceeding at law or in equity) and matters of public policy, and (b) an implied covenant of good faith and fair dealing.
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Pediatric Services of America, Inc.
May 5, 1998
Page 3

      (2) The Guarantees, when executed and delivered by each of the Guaranteeing Subsidiaries and when the Exchange Notes have been authenticated, issued and delivered in accordance with the Indenture, will be duly authorized by the Guaranteeing Subsidiaries, and will constitute binding obligations of the Guaranteeing Subsidiaries, enforceable against the Guaranteeing Subsidiaries in accordance with the terms of the Indenture, subject to the qualification that (a) the enforceability of the Guaranteeing Subsidiaries obligations thereunder may be limited by bankruptcy, fraudulent conveyance or transfer, insolvency, reorganization, moratorium, and other laws relating to or affecting rights and remedies of creditors and by general equitable principles (whether considered in a proceeding at law or in equity) and matters of public policy, and (b) an implied covenant of good faith and fair dealing.

     (3) The statements under the caption "Certain Federal Income Tax Considerations Relating to the Exchange Offer" in the Prospectus forming a part of the Registration Statement, to the extent they constitute a summary of the United States federal income tax consequences of the Exchange Offer, are correct in all material respects.

     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the reference to our firm under the heading "Certain Federal Income Tax Considerations Relating to the Exchange Offer" and "Legal Matters" set forth in the Prospectus forming a part of the Registration Statement.

                              Very truly yours,



                              /s/ LONG ALDRIDGE & NORMAN LLP